Exhibit 99.1

Altria Group, Inc.
120 Park Avenue
NEWS RELEASE	New York, NY 10017

Contact:	Altria Media Relations
(917) 663-2144

ALTRIA GROUP, INC. COMPLETES

SPIN-OFF OF KRAFT FOODS INC.

NEW YORK, March 30, 2007 — Altria Group, Inc. (NYSE: MO) today completed the spin-off of Kraft Foods Inc. (NYSE: KFT) to Altria shareholders.

The distribution of the approximately 88.9% of Kraft’s outstanding shares owned by Altria was made today, to Altria shareholders of record as of 5:00 p.m. Eastern Time on March 16, 2007 (the “record date”).

Altria shareholders received 0.692024 of a share of Kraft for each share of Altria common stock held as of the record date. Altria shareholders will receive cash in lieu of fractional shares for amounts of less than one Kraft share.

On March 20, 2007, Altria mailed an Information Statement to shareholders as of the record date, with details about the Kraft spin-off. The Information Statement and answers to frequently asked questions (FAQs) are available on Altria’s investor website at www.altria.com/Kraftspinoff.

Registered holders of Altria common stock will receive a statement from Computershare Trust Company, the distribution agent, reflecting ownership of whole shares of Kraft Class A common stock and cash for fractional shares. For additional information, registered shareholders in the U.S. and Canada should contact Computershare by email at altria@computershare.com or by phone at 1-866-538-5172. Registered shareholders outside the U.S. and Canada should call 1-781-575-3572.

Holders of Altria common stock who hold their shares through a broker, bank or other nominee will have their brokerage account electronically credited with whole shares of the Kraft Class A common stock and cash for fractional shares. For additional information, those holders should contact their broker or bank directly or call Altria’s information agent, D.F. King & Co., at 1-800-290-6431.

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